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                                                                    EXHIBIT 5.01
                                                        (INCLUDES EXHIBIT 23.01)



August 5, 1996


Securities and Exchange Commission
Division of Corporation Finance
450 5th Street, N.W.
Washington, D.C.  20549

Re:  Electronic Arts Inc. ("EA")
     Registration Statement on Form S-8
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Ladies/Gentlemen:

I am an attorney licensed to practice law in the states of California and New York and I am Vice President, General Counsel and Secretary of EA. I have examined EA's Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by EA on or about August 6, 1995 in connection with the registration under the Securities Act of 1933, as amended, of an additional 900,000 shares of Common Stock of Electronic Arts Inc., $0.01 par value per share ("Common Stock"), that may be sold by EA upon the exercise of options granted or to be granted by EA to officers, employees, independent contractors, consultants and advisors pursuant to EA's 1991 Stock Option Plan (the "1991 PLAN").

As General Counsel for EA, I have examined the proceedings taken by EA in connection with the amendment of the 1991 Plan to add the shares being registered hereby.

It is my opinion that the additional 900,000 shares of Common Stock that may be issued and sold by EA pursuant to the 1991 Plan, when issued and sold in the manner referred to in the applicable Prospectus associated with the Registration Statement and the 1991 Plan, as applicable, will be legally issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion, if any, in the Registration Statement and amendments thereto.

Very truly yours,
ELECTRONIC ARTS INC.

/s/ Ruth A. Kennedy

Ruth A. Kennedy
Vice President, General Counsel and Secretary